June 14, 2006

Re: Disbursements from Property Sales in Wells Fund I and Wells Fund VIII, L.P.

Dear Financial Representative:

We are pleased to announce that the General Partners anticipate making a distribution of net proceeds from the sale of certain properties owned by the Wells funds in which your clients have invested. Wells Fund I and Wells Fund VIII, L.P. will be participating in this distribution, which is scheduled to take place in the fourth quarter of 2006.

Enclosed for your reference is a sample of the communication being sent to your clients and a list of your clients who have received a letter of notification, including the funds in which they are invested, their account numbers, number of units owned, and their telephone numbers. This will give you an opportunity to determine your clients' current financial situations and whether or not you wish to advise them regarding other investment opportunities or to ask for a cash distribution.

Should you have any questions, please contact us at 800-557-4830. Our Client Services Specialists are available Monday through Thursday from 8:15 a.m. to 6:30 p.m., and Friday from 8:15 a.m. to 5:30 p.m. (ET). You also may send an e-mail to client.services@wellsref.com.

Thank you for your support of Wells.

Enthusiastically,

/s/ Stephen G. Franklin, Ph.D.

Stephen G. Franklin, Ph.D.

Chief of Sales and

New Business Development Officer

Enclosures

This correspondence may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Readers should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made herein. Factors that could contribute to such differences include, but are not limited to, changes in general economic and business conditions, changes in real estate conditions, industry trends, construction delays, changes in government rules and regulations (including changes in tax laws), lease-up risks, lack of availability of financing, lack of availability of capital proceeds, and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this correspondence. We do not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. This is neither an offer nor a solicitation to purchase securities.